Exhibit 99.1

Cumulus Media Announces Launch of $300 Million Offering of

Senior Secured First-Lien Notes

Atlanta, GA – June 11, 2019 – Cumulus Media Inc. (NASDAQ: CMLS) (the “Company”, “Cumulus”, “we”, “us” or “our”) announced today that Cumulus Media New Holdings Inc., its indirect wholly owned subsidiary (the “Issuer”), plans to offer, subject to market conditions and other factors, $300 million in aggregate principal amount of senior secured first-lien notes due 2026 (the “Notes”). The Issuer expects to use the net proceeds of the offering to partially repay existing indebtedness under its senior secured term loan facility.

The Notes will be fully and unconditionally guaranteed by the Issuer’s direct parent and each of the Issuer’s direct and indirect subsidiaries that is a guarantor under the senior secured term loan facility. The Notes and the related guarantees will be secured on a first-priority basis (subject to certain exceptions) by liens on substantially all of the assets of the Issuer and the guarantors other than certain assets secured on a first-priority basis under the Issuer’s asset-based revolving credit facility.

The Notes have not been, and will not be, registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The Notes and related guarantees will be offered in a private offering exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in reliance on Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations and may include, among other things, statements regarding our current expectations and beliefs as to our ability to consummate the offering of Notes, the intended use of proceeds thereof and other future events. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Any forward-looking statements in this press release are made only as of the date of this press release and Cumulus assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

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